Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Second Amended and Restated 2002 Equity Incentive Plan and the Second Amended and Restated Founders’ Option Plan of Cyberkinetics Neurotechnology Systems, Inc. of our report dated March 9, 2005 (except for Note 17, as to which the date is March 31, 2005), with respect to the consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2004, filed with the Securities and Exchange Commission, to be filed on or about May 13, 2005

/s/ Ernst & Young LLP

Boston, Massachusetts
May 9, 2005